Exhibit 99.1

Lieutenant General Jack C. Stultz, Jr., Retired, Elected to VSE Board of Directors

Alexandria, Virginia (December 12, 2012) – VSE Corporation (NADAQ: VSEC) announced today that Lieutenant General  Jack C. Stultz, Jr., USAR, Retired, the former Chief, Army Reserve and Commanding General, Army Reserve Command has been elected as a member of the VSE Board of Directors effective January 1, 2013.

LTG Stultz became Chief, Army Reserve and Commanding General, United States Army Reserve Command in May 2006, after serving as the Command’s Deputy Commanding General since October 2005. Prior to his assignment to the Army Reserve Command, LTG Stultz served as the Commanding General of the 143rd Transportation Command, which provides command and control to twelve (12) units in the southeast United States.

LTG Stultz entered active duty in 1974, after receiving his commission from the Reserve Officer Training Corps at Davidson College, Davidson, North Carolina. After leaving active duty in 1979, LTG Stultz worked at Proctor and Gamble for 28 years as operations manager, continuing his service to the United States Army Reserve as a Citizen-Soldier.

“Jack Stultz brings a diverse and impressive array of knowledge from both his distinguished military career spanning nearly four decades and as an operations manager at a Fortune 500 company,” said Cliff Kendall, VSE Chairman of the Board. “Jack clearly understands how large organizations operate, and his unique military and commercial experience will greatly enhance the broad spectrum of leadership and guidance presently found on the VSE Board.”

LTG Stultz has received numerous decorations for his service; including the Defense Superior Service Medal, the Legion of Merit with Oak Leaf Cluster, the Bronze Star Medal and the Meritorious Service Medal with three Oak Leaf Clusters and the Army Achievement Medal. Most recently, LTG Stultz was presented the Major General James Earl Rudder Medal by the Association of the United States Army in recognition of his outstanding support for the U.S. Army Reserve.

Beginning January 2013, VSE’s Board will have eight (8) members, seven (7) of whom are independent, non-employee directors. LTG Stultz will serve as a member of the Board’s nominating and corporate governance committee.

About VSE
Established in 1959, VSE is a diversified federal services company with experience solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management, consulting and supply chain management. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE News Contact: Christine Kaineg -- (703) 329-3263.